As filed with the Securities and Exchange Commission on November 14, 2011
Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TMG ENERGY CORP.
 (Exact Name of Registrant as Specified in its Charter)

Nevada	1700	45-0665072
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

 (Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Edward Miller, Chief Executive Officer
555 Theodore Fremd Avenue
Suite C-200
Rye, New York 10580
(914) 925-0300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.0001 per share (2)	20,052,883	$0.051	$1,022,697.04	$117.20

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange or trading platform and in accordance with Rule 457 the offering price was determined by the conversion price of our convertible promissory notes sold in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended.  The selling security holders may sell their shares at the fixed price of $0.05 until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

(3)  Includes 19,607,843 shares of common stock issuable upon conversion of our 10% convertible promissory notes and 445,040 shares of common stock presently outstanding.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2011

20,052,883 Shares
TMG Energy Corp.

Common Stock

This prospectus relates to the public offering of an aggregate of 20,052,883 shares of common stock which may be sold from time to time by the selling shareholders named in this prospectus.  We will not receive any proceeds from the sale by the selling shareholders of their shares of common stock.  We will pay the cost of the preparation of this prospectus, which is estimated at $70,000.

Our common stock is presently not traded on any market or securities exchange. The 20,052,883 shares of our common stock may be sold by selling shareholders at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling shareholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is November 14, 2011

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors“, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Our Company and Our Business Model

We are a Nevada corporation formed on March 10, 2011.  We are the sole shareholder of TMG Energy Systems Inc. (“TMG Energy Systems”, the “Company”, or, “TMG”), incorporated in the State of New York on March 11, 2011.  TMG’s principal executive offices are located at 555 Theodore Fremd Avenue, Suite C-200, Rye, NY 10580 and its telephone number is (914) 925-0300. TMG’s website address is www.tmgenergysystems.com.

Overview

Our business objective is to become an energy savings company that provides comprehensive energy efficiency and alternative energy solutions by evaluating current systems and then designing and installing efficient systems for the commercial, residential and industrial markets, initially, in the New York Tri-State area. To capture these savings opportunities, we will first identify specific savings opportunities and define the economic return associated with each recommendation. We will then design, engineer, develop and arrange financing for energy efficiency projects and clean energy projects. Finally, we intend to own and operate heat reclamation systems, which will provide energy to potential customers at lower rates than they are currently paying.

During our initial twelve months of operations, TMG intends to focus on providing contract performance services for retrofitting existing energy systems and installing, owning and operating Heat Reclamation Systems.  These systems, while complex in their internal design are relatively simple in operation. Heat Reclamation units are used in a retrofit application replacing an existing HVAC system while providing the same role and performance but with the added benefit of capturing and reutilizing thermal energy that is usually dispersed into the atmosphere as a byproduct.  This thermal energy is reutilized to fulfill demand by the facility.  TMG captures the value of this recovered thermal energy through metering points and charges the customer at the pre-agreed rates.

Other Pertinent Information

References to “we,” “us,” “our” and similar words refer to TMG Energy Corp. and its subsidiaries unless the context indicates otherwise.  Our corporate headquarters are located at 555 Theodore Fremd Avenue, Suite C-200, Rye, NY 10580. Our telephone number is is (914) 925-0300.

The Offering

Common Stock Offered:
The selling shareholders are offering a total of 20,052,883 shares of common stock, which includes 445,040 shares of common stock presently outstanding and 19,607,843 shares of common stock that issuable upon conversion of the 10% convertible promissory notes (the “10% Notes”).

Initial Offering Price:
The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Terms of Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering:
The offering will conclude when all of the 20,052,883 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever at the discretion of our management team.

Outstanding Shares of Common Stock:	20,052,883 shares which includes 445,040 shares of common stock presently outstanding as well as 19,607,843 shares of common stock issuable upon conversion of the 10% Notes.

Use of Proceeds:	We will receive no proceeds from the sale of any shares by the selling shareholders.

Risk Factors:	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 7.

Summary Financial Information

The following information at June 30, 2011 and for the year then ended has been derived from our audited consolidated financial statements, which appear elsewhere in this prospectus.

As of June 30, 2011 (Audited)
Balance Sheet
Total Assets	$66,634
Total Liabilities	$201,312
Stockholders Equity (Deficit)	$(134,678)

From Inception on March 10, 2011 through June 30, 2011 (Audited)
Income Statement
Revenue	$-0-
Total Expenses	$259,564
Net Income (Loss)	$(259,564)

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision, and you should only consider an investment in our common stock if you can afford to sustain the loss of your entire investment.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

General Risks

Risks Related to Our Business

We are an early stage company in an emerging market with an unproven business model and a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

We have only a limited operating history, and our current business and future prospects are difficult to evaluate. We commenced operations in  early March 2011. We have developed a strategy for taking advantage of today’s high energy costs, but we cannot assure you that our strategy will not fail or prove less successful than other approaches. You must consider our business and prospects in light of the risks and difficulties we encounter as an early stage company in the new and rapidly evolving online marketing industry. These risks and difficulties include:

•	our new and unproven business model;

•	maintaining the effectiveness of our Platform, and adapting our technology to new market opportunities and challenges;

•	our limited number of product offerings and risks associated with developing and selling new product offerings;

•	continuing to attract new clients, many of whom have not previously advertised online and may not understand the value to their businesses of our products and services; and

•	effectively managing rapid growth in our sales force, personnel and operations.

Failing to successfully address these challenges or others could significantly harm our business, financial condition, results of operations and liquidity.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our consolidated balance sheets as of June 30, 2011 and our related consolidated statements of operations, stockholders’ deficit, and cash flows for the period ended June 30, 2011, our auditors have expressed substantial doubt about our ability to continue as a going concern given the fact that we have no revenue, have incurred significant losses since inception and we had a working capital deficiency as of June 30, 2011.  We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue in existence.  As such, we may have to cease operations and you could lose your investment.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We were only formed in March 2011 and have only recently commenced operations.  We have a limited operating history and have not generated revenue.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

We may not be able to achieve profitability going forward.

We may incur significant operating losses which could have a negative impact on our stock price assuming a market develops at all. Our business plan is speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.  Further, as we are a new enterprise, we expect that there will be net losses and a working capital deficiency.

If we are unable to develop, position and price our services to meet the energy efficiency market opportunity, our growth, if any, and results of operations would be adversely affected.

Realizing the potential of energy efficiency has been challenging because there have been perceived risks associated with the performance of relatively new energy efficiency measures. In addition, incentives to implement energy efficiency measures have been split between the party designing, constructing or purchasing a building or piece of equipment and the party that pays the operating costs for such equipment. Further, the investment in time and resources required to adequately measure and interpret energy consumption information, as well as verify savings from implemented energy efficiency retrofits, has been prohibitive for many organizations that might otherwise be interested in pursuing energy efficiency. Our success depends on market acceptance of the need to implement energy efficiency measures and our ability to develop, position and price our products and services to enable organizations to pursue energy efficiency.

The longevity of our business depends in part on our ability to enhance and sell the functionality of our solutions to become competitive and meet customer needs.

The market for energy services including our contract performance work and installing heat reclamation systems on a shared savings basis is relatively new and is characterized by rapid technological obsolescence, frequent new entrants, uncertain product life cycles, fluctuating customer demands, and evolving industry and government energy-related standards and regulations. We may not be able to successfully develop and market new, reliable, efficient clean intelligent energy solutions that comply with present or emerging demands, regulations and standards on a cost-effective basis.

We may not be able to successfully deploy our solutions in a timely manner.

Our growth, if any, will largely depend on our ability to successfully deploy our solutions across a large portfolio of customer facilities and an expanded geography. Our ability to successfully deploy our services depends on many factors, including, among others, our ability to:

•	properly staff, incentivize and mobilize personnel and subcontractors;

•	obtain upfront payment from our customers and additional financing to cover our installation of heat reclamation systems and other internal costs;

•	expand and improve our technology infrastructure; and

•	procure parts and equipment used in our systems, the availability of which is not within our control.

If we cannot successfully deploy our proprietary services and products for multiple sites and customers in an expanded geography, it could have a material adverse effect on our results of operations and financial condition.

We operate in a highly competitive industry and if we are unable to compete successfully our revenue and profitability will be adversely affected.

The energy savings and solutions market is highly competitive, and as it evolves, we anticipate that competition will increase in volume and intensity. We may face competition primarily from companies that focus on specific aspects of the energy savings and solutions market, many of which are regional contractors that may have more expertise in their area of focus than we do. We also compete against companies that have substantial competitive advantage because of greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial and other resources than us. National or global competitors could enter the market with more substantial financial and workforce resources, stronger existing customer relationships, and greater name recognition. Competitors could focus their substantial resources on developing a more attractive solution set than ours or products with technologies that reduce demand for energy beyond what our intended solutions might mitigate, and at cheaper prices.

Competition also places downward pressure on our contract prices and profit margins, which presents us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

We will be dependent on third parties to complete substantial work under our contracts. Failure of third parties to provide quality products or services in a timely manner could cause delays in delivery of our solutions.

A substantial portion of the work we perform is under contracts, including certain installation, construction and maintenance operations and will be performed by third-party subcontractors we will hire. We also rely on third-party equipment manufacturers or suppliers to provide a significant amount of the equipment and materials that is used for projects. Any delay or interruption in the work performed by third parties, our failure to hire qualified subcontractors or any defect or delay in delivering equipment or products provided to us by third parties, can adversely affect our ability to successfully complete a project. Furthermore, if such third parties fail to fulfill their contractual obligations to provide materials, equipment or labor on schedule, we may have to expedite delivery from alternate sources. During the current economic downturn, third parties may be more likely to experience financial difficulties and not be able to provide the products and services essential to our solutions. Any of these events could result in excess costs beyond our estimates, damage our reputation with existing or potential customers, and require payment by us of liquidated damages or penalties.

We bear the risk of cost overruns in a majority of our energy project contracts, which we may not be able to recover from our customers, which could result in reduced profits or losses.

Our target energy projects would be under guaranteed maximum price or fixed-price contracts, from which we would bear significant risk of cost overruns. We would establish our contract prices during the proposal process using cost and scheduling estimates, which would be based on numerous assumptions about future economic conditions, prices and availability of equipment, materials, and labor. Such contracts might be executed over a period of several months or years subsequent to the initial proposal. Our estimates might vary from actual costs for reasons due to unanticipated circumstances or technical problems such as difficulties obtaining permits or approvals, disagreement with owners on project scope, design flaws, equipment failure, nonperformance by our suppliers or subcontractors, increased cost or decreased availability of equipment, materials and labor, market conditions for electricity, fuel, and weather and other delays or regulatory changes. Might we ever fail to adjust our contract prices as a result of changed assumptions, or might our estimates ever occur to be inaccurate, and should we ever be unable to recover such costs from our customers, such might result in reduced profits or losses on such contracts.

If we are unable to recover claims against project owners for payment, our financial condition could suffer.

From time to time, particularly on our fixed price contracts, we may only be able to recover cost overruns resulting from owner-caused delays and changes in project scope via claims against project owners.

Frequently such claims are subject to prolonged arbitration or litigation proceedings for which the recovery amount, if any, may be difficult to predict. We may invest significant working capital to cover cost overruns in order to complete the project.

If we experience delays and/or defaults in customer payments, we could suffer liquidity problems or we could be unable to recover all expenditures.

Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations or liquidity. During the current economic downturn, our potential customers may be more likely to delay or default on payments.

We are dependent upon our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of Edward Miller, our CEO. We will be substantially dependent on the continued service of Mr. Miller because of the complexity of our service and technologies. Mr. Miller could terminate their employment with us at any time. The loss of Mr. Miller could seriously harm our business.

The Company is controlled by current officers, directors and principal stockholders.

Following completion of the Offering, the Company’s directors, executive officers and principal (5%) stockholders and their affiliates beneficially own approximately 44.2% of the outstanding shares of Common Stock.  Accordingly, the Company’s executive officers, directors, principal stockholders and certain of their affiliates will have the ability to control the election of the Company’s Board of Directors of the Company and the outcome of issues submitted to the Company’s stockholders.

Personal injury, product liability and other claims against us could have a material adverse effect on our business, results of operations and financial condition.

If our intended solutions cause serious bodily injury or property damage or otherwise fail to perform as expected, we could be exposed to personal injury or product liability claims. Some of the equipment we intend to own and install generates heat and could result in substantial personal injury to our employees or third parties, or environmental hazards if we fail to adhere to adequate safety and environmental standards and procedures, or if equipment malfunctions due to improper installation, manufacturing defects, or other causes beyond our control. Additionally, since our technology platform and some of our solutions are new, we cannot predict whether or not product liability claims will be brought against us in the future and harm our reputation and business. We cannot guarantee that our insurance providers would cover all or a portion of any losses from such claims or that we will have adequate resources to defend ourselves against such claims or pay damages.

We will need to raise additional capital to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.

Operating our business and maintaining our growth efforts, requires significant cash outlays, capital expenditures and commitments. Specifically, if we purchase heat reclamation units which we own and install at our client’s facilities, we will need to raise a significant amount of capital either through the sale of equity or debt financing. Cash on hand and cash generated from operations and the offering will not be sufficient to meet our cash requirements for the next 12 months. As such, we will need to seek additional capital, potentially through debt or equity financings, to fund our business and growth. Any additional financing that we may require in the future may not be available at all or, if available, may be on terms unfavorable to us. Our inability to finance our growth, either internally or externally, would limit our growth potential and our ability to implement our business strategy.

Environmental, safety and health regulation changes could impose significant additional costs or cause the size of our market to decline.

As a seller of solutions that involve the engineering, procurement, construction, implementation, operation and maintenance of machinery, equipment and controls that often are considered capital improvements to us or our customers, we are subject to numerous environmental, safety and health regulations. If we violate any of the regulations or cause harm to others, the environment or natural resources we may be subject to civil or criminal legal actions or proceedings. Conversely, if environmental laws and regulations are reduced in number or scope, or the government changes policies regarding the funding, implementation or enforcement thereof, the size of our market could decline.

Risks Related to our Common Stock

There is no existing market for our common stock, and we do not know if one will develop to provide investors with adequate liquidity.

There has been no public market for our common stock. In order for a market to develop, we will be required to file the appropriate documents with FINRA. An active and liquid public market for our common stock may not develop or be sustained assuming we are successful in navigating the regulatory framework. The price of our common stock in any such market may be higher or lower than the price investors have paid for our common stock.

The price of our common stock may fluctuate significantly and investors could lose all or part of their investment.

Volatility in the market price of our common stock assuming a market develops may prevent investors from being able to sell their shares at or above the price they paid for their shares in the offering. The market price of our common stock could fluctuate for various reasons, which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the U.S. Securities and Exchange Commission, or SEC;

•	changes in earnings estimates or recommendations by research analysts who may track our common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	litigation involving our company or investigations or audits by regulators into the operations of our company or our competitors; and

•	sales of common stock by our directors, executive officers and significant stockholders.

In addition, in recent months, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. Changes may occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy, will increase our costs and may divert management attention from our business.

We have historically operated as a private company. Upon the effectiveness of this prospectus, we will become obligated to file with the SEC annual and quarterly information and other reports as required by the Securities and Exchange Act of 1934, as amended, or the Exchange Act. We will be required to ensure that we have the ability to prepare financial statements that are compliant with SEC reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the listing standards of the applicable stock exchange on which our shares may trade and the Sarbanes-Oxley Act of 2002, or SOX, and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

•
prepare and distribute periodic reports and other stockholder communications in compliance with our obligations under the U.S. securities laws and the rules of the applicable stock exchange on which our shares may trade;

•	create or expand the roles and duties of our board of directors and committees of the board;

•	institute more comprehensive compliance and internal audit functions;

•
evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of SOX and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board, or PCAOB;

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above;

•	establish and maintain an investor relations function; and

•	establish new internal policies, including those relating to disclosure controls and procedures.

The changes required by becoming a public company will require a significant commitment of additional resources and management oversight that will cause us to incur increased costs and which might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing these requirements.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and will be subject to other requirements that will be burdensome and costly. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of SOX to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management’s assessment of our internal controls.

We currently do not intend to pay dividends on our common stock and, consequently, the only opportunity for investors to achieve a return on their investment is if the price of our common stock appreciates.

We do not expect to pay dividends on shares of our common stock in the foreseeable future and intend to use cash to grow our business. Consequently, investors’ only opportunity to achieve a positive return on their investment will be if the market price of our common stock appreciates.

We may issue shares of preferred stock in the future that may adversely impact investors rights as holders of our common stock.

Our articles of incorporation authorize us to issue up to 10,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, investors rights as holders of common stock could be impaired thereby, including, without limitation, dilution of their ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in the interest of investors as holders of common stock.

Provisions in our certificate of incorporation and bylaws and Nevada law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our certificate of incorporation and bylaws that will be effective immediately prior to the closing of the offering contain provisions that could depress the trading price of our stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	do not permit cumulative voting;

•	provide that a special meeting of stockholders may only be called by our board of directors or our chief executive officer; and

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws.

Our Common Stock may be subject to “penny stock” rules which may be detrimental to investors.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share.  Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the healthcare industry as a whole, changes in regulation on the state or federal level, delays in payments from third party payors, our ability to raise any financing which we may require for our operations, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of their common stock.

Determination of Offering Price

The selling shareholders will sell the shares at $0.05 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price was determined by the conversion price of our convertible promissory notes sold in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended. There is no assurance of when, if ever, our stock will be approved for trading on the OTC Bulletin Board.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Dilution

 The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Common Shares owned by the selling Stockholder (1)	Total Shares Registered Pursuant to this Offering	% of Total Issued and Outstanding Shares before Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (2)
				# of Shares	% of Class
Michael Solomon	250,000	5,000	*	245,000	*
Jill Solomon	2,700,000	54,000	*	2,646,000	3.66%
Erica Solomon	50,000	1,000	*	49,000	*
Matthew Solomon	50,000	1,000	*	49,000	*
Jacob Solomon	50,000	1,000	*	49,000	*
Elinor Solomon	2,700,000	54,000	3.73%	2,646,000	3.66%
Howard Solomon	400,000	8,000	*	392,000	*
Pearl Stein	3,100,000	62,000	4.28%	3,038,000	4.20%
Ricky Solomon	1,250,000	25,000	1.73%	1,225,000	1.69%
Michele Garber-Solomon	200,000	4,000	*	196,000	*
Jeff Finder (Montclaire Publishing)	250,000	5,000	*	245,000	*
Keith Goodman	1,500,000	30,000	2.07%	1,470,000	2.03%
Lisa Goodman	1,300,000	26,000	1.80%	1,274,000	1.76%
Michael Goodman	400,000	8,000	*	392,000	*
David Greenberg	400,000	8,000	*	392,000	*
Lainie Goldberg	400,000	8,000	*	392,000	*
Frank Goodman	500,000	10,000	*	490,000	*
Claudia Goodman	500,000	10,000	*	490,000	*
Michael Vulcano	250,000	5,000	*	245,000	*
Mariann Vulcano	250,000	5,000	*	245,000	*
Nathan Lowenbraum	400,000	8,000	*	392,000	*
Colin McCarthy	50,000	1,000	*	49,000	*
Rose Freda	100,000	2,000	*	98,000	*
John Moore	250,000	5,000	*	245,000	*
Deborah Eisenberg	400,000	8,000	*	392,000	*
Henry Steeneck	100,000	2,000	*	98,000	*
Amy Furey	468,000	9,360	*	458,640	*
Michael Furey	468,000	9,360	*	458,640	*
Jonathan M. Sheklow	468,000	9,360	*	458,640	*
Benjamin Byruch	468,000	9,360	*	458,640	*
Jonah Engler	468,000	9,360	*	458,640	*
Geoffrey M. Byruch	468,000	9,360	*	458,640	*
Marc Helman	468,000	9,360	*	458,640	*
Denise Puma	468,000	9,360	*	458,640	*
Alexander Romano	468,000	9,360	*	458,640	*
Michelle Pittman	240,000	4,800	*	235,200	*
Patricia Avery (3)	490,196	490,196	*	—	—
Warren Duffy (3)	490,196	490,196	*	—	—
Theodoros & Dimitrios Perides JTWROS (3)	490,196	490,196	*	—	—
Mark D. Greenberg (3)	490,196	490,196	*	—	—
O. Gene Bicknell (3)	1,960,784	1,960,784	2.64%	—	—
Robert G. McKnight Irrevocable Trust (3)	490,196	490,196	*	—	—
Dennis Hewitt (3)	490,196	490,196	*	—	—
James & Rebecca Noblin JTWROS (3)	980,392	980,392	1.34%	—	—
Linsay Etra Roth (3)	490,196	490,196	*	—	—
Glenn Harnish (3)	490,196	490,196	*	—	—
J. Victor & Barbara Samuels JTWROS (3)	1,470,588	1,470,588	1.99%	—	—
Herbert Baumann (3)	490,196	490,196	*	—	—
Steven J. Henry	980,392	980,392	1.34%	—	—
Douglas A. Rotoly (3)	490,196	490,196	*	—	—
Stephen Tolles (3)	490,196	490,196	*	—	—
Harold Koehne (3)	490,196	490,196	*	—	—
B. Michael Pisani (3)	490,196	490,196	*	—	—
Jospeh Fox (3)	980,392	980,392	1.34%	—	—
Ed Berkley (3)	1,960,784	1,960,784	2.64%	—	—
Michael Etra (3)	490,196	490,196	*	—	—
Richard and Ken Etra (3)	1,470,588	1,470,588	1.99%	—	—
Stan Ellis (3)	1,960,784	1,960,784	2.64%	—	—
Mollick Etra Etra P.S.P.T. (3)	980,392	980,392	1.34%	—	—
* Less than one percent.

** Officer and/or director.

(1)           The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The Total Shares Registered Pursuant to this Offering reflects shares outstanding based on 72,477,000 shares of common stock outstanding.

 (2)           Assumes that all securities registered will be sold.

 (3)           Represents shares of common stock to be issued upon conversion of the 10% Convertible Promissory Notes.

Issuance of Shares of Common Stock to Selling Stockholders

The following issuances were made by TMG Energy Corp:

On March 14, 2011, the Company issued 22,800,000 shares of common stock to Edward Miller, an executive officer and director of the Company, in connection with his incorporation services provided to the Company. Mr. Miller subsequently acquired 9,200,000 shares of common stock from a third party consultant in June 2011. Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Notes in this Offering (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue. Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

On March 14, 2011, the Company issued 12,200,000 shares of common stock to a third party consultant (the “Consultant”). The Consultant subsequently sold 9,200,000 to Mr. Miller, our sole executive officer and director.

On March 24, 2011, the Company issued 4,125,000 shares of common stock valued at $0.0025 per share amounts to $10,312 to Fleming PLLC for corporate legal services.

On March 24, 2011, the Company issued 875,000 shares of common stock valued at $0.0025 per share amounts to $2,188 to Vincent Carrubba for consulting services.

On March 24, 2011, the Company issued an option to Mr. Miller to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years. The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012, (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.

On March 25, 2011, the Company issued HFP Capital Markets LLC (“HFP”) a common stock purchase warrant to acquire 22,187,500 shares of common stock at an exercise price of $0.0001 per share for a period of ten years on a cashless basis. HFP has agreed to restrict their ability to exercise its warrant and receive shares of our common stock such that the number of shares of the Company common stock held by HFP and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

From March 29, 2011 through May 3, 2011, the Company sold 22,252,000 shares of common stock to 36 accredited investors for gross proceeds of $55,630. A portion of the investors that participated in this private placement offering are affiliated with HFP in that they are management, employees or family members of management or employees.

From August 9, 2011 through October 31, 2011, we issued to 23 accredited investors an aggregate of $1,000,000 in 10% Convertible Promissory Notes (the “Notes”). Each Note is convertible, at any time at the option of the holder, into shares of common stock at an initial conversion price of $0.051 per share (the “Conversion Price”); provided, however, if the  volume weighted average price is greater than $0.075 (the “VWAP”) during any ten (10) day Trading Days (as defined below), as reported on Bloomberg, L.P., or any third party quotation service, during the period commencing on the effective date of the Form S-1 Registration Statement covering the shares of Common Stock issuable upon Conversion of the Notes (the “Effective Date”) through the three (3) month anniversary of the Effective Date, then the Conversion Price shall be reset whereby it will equal the VWAP multiplied by .75 (the “Reset Conversion Price”).  In no event shall the Reset Conversion Price be less than the Conversion Price or greater than $0.20. In the event that the Conversion Shares are registered for resale on a registration statement or may be resold in accordance with Rule 144 and the market price for the shares of Common Stock is in excess of $0.75 for a period of ten Trading Days and the average daily volume for the same period exceeds 100,000 shares per day, then the Notes will be automatically converted into shares of Common Stock of the Company. The Notes bear interest at 10% per annum and mature 18 months from the date of issuance (the “Maturity Date”). Interest shall be payable in full in cash on the Maturity Date unless converted earlier. The note holders have contractually agreed to restrict their ability to convert the Notes and receive shares of common stock such that the number of shares of common stock may not exceed 4.99% of the outstanding shares of common stock of our company. The Notes were offered and sold to the accredited investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. Each of the investors are accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. In addition, HFP received seven and one half percent (7.5%) of the Offering, or $75,000 based on the sale of $1,000,000 in Notes.

On November 9, 2011, HFP provided the Company with four separate exercise notices of an aggregate of 10,225,000 shares of common stock.  Following each exercise, HFP assigned the shares to four employees.  In addition, HFP assigned a portion of the warrant to acquire 12,500,000 shares of common stock to three employees.  HFP continues to hold a warrant to acquire 187,500 shares of common stock.

The issuance of the foregoing securities in each of the transactions described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities (and shares issued upon exercise of the unregistered warrants will) bear legends to that effect.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling shareholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. If a public market develops for the common stock, the selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the other selling shareholders are affiliates of broker-dealers.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling shareholder other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling shareholder.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling shareholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) any one or more selling shareholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

A market maker sponsoring a company's securities is required to obtain a quotation of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation on the OTC Bulletin Board.

We intend to apply for quotation of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not quoted and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of November 11, 2011, we had 72,477,000 shares of common stock issued and outstanding and approximately 39 stockholders of record of our common stock as well as 19,607,843 shares of common stock issuable upon conversion of 10% Convertible Notes held by approximately 24 accredited investors.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

 As of November 11, 2011, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

SHARES AVAILABLE FOR FUTURE SALE

As of November 11, 2011, we had 72,477,000 shares of common stock outstanding as well as 19,607,843 shares of common stock issuable upon conversion of 10% Convertible Notes held by approximately 24 accredited investors.  The 20,052,883 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 32,000,000 shares are beneficially owned by executive officers, directors and affiliates.  The 445,040 shares, upon registration, will constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

 1% of the number of shares of common stock then outstanding, or

 the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer.  In order to effect a Rule 144 sale of common stock, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 for at least 90 days.  As of November 11, 2011, no shares of our common stock are available for sale under Rule 144.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described.  This discussion should be read in conjunction with our audited Consolidated Financial Statements from inception on March 10, 2011 through June 30, 2011. This discussion contains forward-looking statements.

Overview

Our business objective is to become an energy savings company that provides comprehensive energy efficiency and alternative energy solutions by evaluating current systems and then designing and installing efficient systems for the commercial, residential and industrial markets, initially, in the New York Tri-State area. To capture these savings opportunities, we will first identify specific savings opportunities and define the economic return associated with each recommendation. We will then design, engineer, develop and arrange financing for energy efficiency projects and clean energy projects. Finally, we intend to own and operate heat reclamation systems, which will provide energy to potential customers at lower rates than they are currently paying.

During our initial twelve months of operations, TMG intends to focus on providing contract performance services for retrofitting existing energy systems and installing, owning and operating Heat Reclamation Systems.  These systems, while complex in their internal design are relatively simple in operation. Heat Reclamation units are used in a retrofit application replacing an existing HVAC system while providing the same role and performance but with the added benefit of capturing and reutilizing thermal energy that is usually dispersed into the atmosphere as a byproduct.  This thermal energy is reutilized to fulfill demand by the facility.  TMG captures the value of this recovered thermal energy through metering points and charges the customer at the pre-agreed rates.

Results of Operations

For the period March 10, 2011 (inception) to June 30, 2011

Operating expenses
Selling, general and administrative	$258,416
Depreciation	1,148
259,564

Loss before provision for income taxes	(259,564)

Income taxes	–

Net loss	$(259,564)

Net loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding - basic and diluted	43,588,124

During the period March 10, 2011 (inception) to June 30, 2011 the Company has focused its efforts on developing its business plan, identifying key personnel to execute the business plan and raising capital to support the business plan.

Revenue

The Company is in its Development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”). To date, the Company, has not generated any revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.

Expenses

Selling, general and administrative expenses amounted to $258,416 for the period March 10, 2011 (inception) to June 30, 2011. These expenses consisted primarily of consulting fees of $122,000, salary and wages of $56,000, temporary office space of $25,000 and professional fees of $13,000.

Net Loss

The net loss applicable to common shareholders was $259,564 for the period March 10, 2011 (inception) to June 30, 2011. For the period March 10, 2011 (inception) to June 30, 2011, the basic and diluted loss per common share was $0.01.

 Offering costs

On March 25, 2011, the Company issued HFP Capital Markets LLC (“HFP”) a common stock purchase warrant to acquire 22,187,500 shares of common stock at an exercise price of $0.0001 per share for a period of ten years on a cashless basis. HFP has agreed to restrict their ability to exercise its warrant and receive shares of our common stock such that the number of shares of the Company common stock held by HFP and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock. The warrants were valued using the Black-Scholes pricing model and we incurred a non-cash charge of approximately $53,000 that was set up as a prepaid expense as services were rendered after the close of our fiscal period ended.

Off-Balance Sheet Arrangements

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

Liquidity and Capital Resources

Since inception we have not generated any revenues, therefore our general, administrative and other costs have exceeded the resources we have generated through operations. Management projects that we will require additional funding to expand our current operations. There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our products and maintaining a break even or profitable level of operations. We have incurred operating losses and this is likely to continue into the year ended June 30, 2012. Management projects that we may require an additional $1,000,000 to $1,700,000 to fund our operating expenditures for the next twelve month period. Projected capital requirements for the next twelve month period, are broken down as follows:

Estimated Working Capital Expenditures During the Next Twelve Month Period

Operating expenditures

Marketing	$ 100,000 - $ 150,000
General and Administrative	$ 100,000 - $ 200,000
Legal and Accounting	$ 150,000 - $ 200,000
Working Capital	$ 560,000 - $1,000,000
Customer Relations	$ 80,000 - $ 130,000
Website Development Costs	$ 10,000 - $ 20,000

Total	$ 1,000,000 - $ 1,700,000

Our cash on hand as at June 30, 2011 was approximately $4,000 and we had working capital deficit of approximately $144,000. We require funds to enable us to address our minimum current and ongoing expenses, continue with marketing and promotion activity connected with the development and marketing of our products to establish market share. We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations may not be sufficient to satisfy all of our cash requirements for the next twelve month period. If we require any additional monies during this time, we plan to raise any such additional capital primarily through the private placement of our equity or debt securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the period ended June 30, 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations. The issuance of additional equity or debt securities by us could result in a significant dilution in the equity interests of our current stockholders

The financial requirements of our company for the next twelve months are primarily dependent upon the financial support through additional private placements of our equity securities to our shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Going Concern Matter

Our auditors, in their report included with June 30, 2011 consolidated financial statements, expressed doubt about the Company’s ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty. The Company’s continued existence is dependent upon its ability to successfully execute its business plan  and secure additional sources of liquidity.

Operating Activities

Operating activities used cash of approximately $41,000 for the period from March 10, 2011 (inception) to June 30, 2011. The cash used during the period was largely the result of the net loss from operations.

Financing Activities

Current and future operations are expected to be funded primarily through new sources of debt and/or equity financings. There is no assurance that new sources of debt or equity financings will be available on terms acceptable to the Company, or at all. Management believes that, based on the anticipated level of sales, and continued debt and equity financings, the Company can continue operating in the short-term.

From August 9, 2011 through October 31, 2011, the Company issued to 23 accredited investors an aggregate of $1,000,000 in 10% Convertible Promissory Notes (the “Notes”). Each Note is convertible, at any time at the option of the holder, into shares of common stock at an initial conversion price of $0.051 per share (the “Conversion Price”); provided, however, if the volume weighted average price is greater than $0.075 (the “VWAP”) during any ten (10) day Trading Days (as defined below), as reported on Bloomberg, L.P., or any third party quotation service, during the period commencing on the effective date of the Form S-1 Registration Statement covering the shares of Common Stock issuable upon Conversion of the Notes (the “Effective Date”) through the three (3) month anniversary of the Effective Date, then the Conversion Price shall be reset whereby it will equal the VWAP multiplied by .75 (the “Reset Conversion Price”). In no event shall the Reset Conversion Price be less than the Conversion Price or greater than $0.20. In the event that the Conversion Shares are registered for resale on a registration statement or may be resold in accordance with Rule 144 and the market price for the shares of Common Stock is in excess of $0.75 for a period of ten Trading Days and the average daily volume for the same period exceeds 100,000 shares per day, then the Notes will be automatically converted into shares of Common Stock of the Company. The Notes bear interest at 10% per annum and mature 18 months from the date of issuance (the “Maturity Date”). Interest shall be payable in full in cash on the Maturity Date unless converted earlier. The Notes were offered and sold to the accredited investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. Each of the investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Commitments and Contingencies

Employment agreement

On March 23, 2011, the Company and Mr. Edward Miller, Chief Executive Officer and Director, entered into an Employment Agreement for a term of three years with the right to extend the term for a period of one year upon providing notice no later than 60 days prior to the end of the term. The Employment Agreement provides for an annual salary of $197,000 per year which will be increased to $275,000 upon the execution of contract(s) representing revenue of $2,500,000. Mr. Miller also received a stock option, which was amended and restated, to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years (See NOTE 4 to the June 30,2011 consolidated financial statements). The employment agreement also provides for standard benefits and the Company may terminate such agreement for cause.

Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Convertible Promissory Notes in 2011 (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation  in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue.

Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

Consulting agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. Management is currently not aware of any such legal proceedings that they believe will have, individually or in the aggregate, a material adverse affect on the business, financial condition or operating results.

Significant Accounting Policies and Estimates

Compliance with accounting standards requires information in financial statements about the risks and uncertainties inherent in significant estimates, and the application of generally accepted accounting principles in the United States involves the exercise of varying degrees of judgment. Certain amounts included in our consolidated financial statements and related footnote disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time our consolidated financial statements are prepared. These estimates and assumptions affect the amounts we report for our assets, liabilities, revenues and expenses during the reporting period, and our disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We routinely evaluate these estimates and assumptions, and any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Further information about us and information regarding our accounting policies and estimates that we consider to be significant can be found in our June 30, 2011 Annual Report.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but yet effective, accounting standards if currently adopted would have a material effect on the June 30, 2011 consolidated audited financial statements.

BUSINESS

We are a Nevada corporation formed on March 10, 2011.  We are the sole shareholder of TMG Energy Systems Inc. (“TMG Energy Systems”, or, “TMG”), incorporated in the state of New York on March 11, 2011.  TMG’s principal executive offices are located at 555 Theodore Fremd Avenue Suite C-200 Rye, NY  10580 and its telephone number is 914-925-0300. TMG’s website address is www.tmgenergysystems.com.

Our objective is to become an energy savings company that provides comprehensive energy efficiency and alternative energy solutions by evaluating current systems and then designing and installing efficient systems for the commercial, residential and industrial markets in the New York Tri-State area. To capture these savings opportunities, we will first identify specific savings opportunities and define the economic return associated with each recommendation. We will then design, engineer, develop and arrange financing for energy efficiency projects and clean energy projects. Finally, we intend to own and operate heat reclamation systems, which will provide energy to potential customers at lower rates than they are currently paying.  During the second year of operations, we intend to expand into additional product offerings where we will own systems providing energy savings to customers.

Our Business

We were recently incorporated in the State of Nevada on March 10, 2011.  Our operations are primarily conducted through our wholly owned subsidiary, TMG Energy Systems Inc., a New York corporation (“TMG Subsidiary”).  TMG Subsidiary was formed on March 11, 2011.  Our principal activities to date have been focused on structuring and forming the company and raising capital.

Initial Three Months

Initially, we intend to finalize certain contracts that are currently being arranged with an existing initial set of customers.  The contracts will be focused on providing contract performance work for retrofitting existing buildings.  Our prioritized target customer list has been created and it is regularly updated via an internal process of cross-profiling building sizes with business types in the New York Tri-State Area.  Our extensive experience with similar alternative energy companies and related projects during the last ten plus years further supports our ability to strengthen our initial list.

Initial Year

During the first year TMG will focus on providing contract performance services for retrofitting existing energy systems and installing, owning and operating Heat Reclamation Systems.   These systems, while complex in their internal design are relatively simple in operation.  Heat Reclamation units are used in a retrofit application replacing an existing HVAC system while providing the same role and performance but with the added benefit of capturing and reutilizing thermal energy that is usually dispersed into the atmosphere as a byproduct.  This thermal energy is reutilized to fulfill demand by the facility.  TMG captures the value of this recovered thermal energy through metering points and charges the customer at the pre agreed rates.

Our expertise in identifying the most appropriate sustainable energy systems and specifying their proper installation is the key to establishing the most efficient installation to derive maximum financial benefit.   We achieve this through the analysis of our customers energy usage and we then indentify meaningful actions that are designed to achieve immediate energy savings through retrofitting of the existing mechanical components and/or installing a heat reclamation unit based on a shared savings platform.

The Second Year

During the second year,  we intend to expand our fleet of plants and pursue acquisitions of existing plants, that are currently under performing, utilizing our software and internal analysis systems to maximize their performance.  We also intend to evaluate and pursue other energy systems in addition to Heat Reclamation Systems.

Industry Overview and Market Opportunity

Based on industry reports and in managements’ estimation, we believe the addressable energy efficiency target market in the New York Tri-State Area includes approximately 6,000 tall buildings in New York City as well as many 10 story low-rises, hospitals and industrial facilities across New York, New Jersey, Pennsylvania and Connecticut.  We believe the target customer list exceeds 20,000 buildings.

We believe the primary market drivers shaping energy costs include rising and uncertain energy prices, tight delivery capacity for conventional energy supplies, aging transmission and distribution infrastructure, climate change and increased sustainability pressures. We believe that addressing these influences through wholesale energy supply means is often restricted by zoning and permitting barriers, transmission constraints and long development and construction cycle times to build new power plants. As such, we believe that the lowest cost and fastest-to-implement remedies for these market drivers are on the energy demand side through efficient energy consumption. As are target market is increasingly faced with rising and uncertain energy costs, we believe companies are placing increasing importance on energy management but may lack the capabilities required to control and reduce costs.

Sales and Marketing

Target Market

We have defined our target market to include commercial, residential and industrial buildings in the New York Tri-State area large that each has annual average energy costs of at least $500,000.  We believe that our products and services appeal most strongly to customers that recognize the significance of improved energy performance and reduced carbon content, but do not have the internal expertise to develop and implement sustainability efforts. We focus on companies that experience high energy expenditures as often energy enhancements can offer material improvements to their earnings.  We intend to focus on residential buildings, office buildings and hospital and educational campuses.

Sales

We intend to market and sell our products and services though a direct sales organization which will initially solely consist of our executive officer, Mr. Miller.  We will focus our efforts initially on the New York Tri-State Area.  Our average sales cycle for our retrofitting services or the installation of hear reclamation units of six (6) to twelve (12) months.

Competitive Strengths

We believe the following competitive strengths will allow us to capture a portion of the growing energy efficiency market.

Extensive Analytical Expertise in Industrial Energy Efficiency.  Our principals have extensive energy and energy efficiency experience.

Speed of Implementation and Time to Value.  Our proprietary software can be implemented quickly, with the ability to provide quick insight into the energy usage behavior of potential customer properties.

Financed Solutions Yield Immediate Savings.  We are in the process of developing financing options designed to help potential future customers who may not otherwise have access to the capital needed to realize possible savings.

Our Growth Strategy

Key elements of our growth strategy include:

Focus on Strategic Market Segments.  Our goal is to organically penetrate the market by focusing on the New York City area where there is great demand for integrated sustainable energy solutions.

Acquire Complementary Businesses.  We hope to eventually acquire businesses, which complement and expand our end-to-end solutions-based services, technology, customer base and geographic coverage.

Project Finance.  We intend to establish project financing facilities for our shared savings projects.

Strategic Alliances.  We hope to team with companies that have complementary features to TMG Energy, thereby reducing our development cost and introducing us to new customers.

Expansion.  We hope to eventually expand throughout the Northeast United States organically and through partnerships and alliances.

Competition

The energy savings sector is highly competitive, rapidly changing and fragmented. We primarily face competition from companies that focus on specific aspects of the energy savings solutions market including energy consultancies and existing equipment providers that provide turn-key solutions modeled around their equipment.  Many of our competitors in the industrial segment are local and regional consultants that are geographically concentrated and service a limited base of regular customers. These consultants may have specific energy auditing, and project design expertise, but lack the full range of services including the ability to finance, purchase and install energy savings equipment.   In addition, there are many competitors that focus on the sale of turn-key solutions modeled around their equipment.  There are also large multi-national corporations that have engineering and construction consulting services for energy efficiency projects that compete with us. These include: Chevron Energy Services, Siemens Energy and Automation and Power Technologies.  Many of these companies are involved in only project design and engineering services with an additional focus on supplying the machinery and hardware for the systems.  However, there are a handful of companies that provide monitoring, analysis, asset financing and project ownership through power purchase agreement structures.  Many of these existing and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we will.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology.  As of the date hereof, we have not filed any patent application.  Upon raising the necessary capital, we intend to pursue patent and/or trademark applications covering the ISES (Integrated Sustainable Energy System).

We intend to continue to file additional patent applications with respect to our technology and maintain trade secrets as is consistent with our business plan in an ongoing effort to protect our intellectual property. We do not know whether any of our planned patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected and we subsequently abandon them. Even if granted, there can be no assurance that these pending patent applications will provide us with protection. It is possible that our current patent applications, or patents which we may later acquire, may be successfully challenged or invalidated in whole or in part. It is also possible that we may develop proprietary products or technologies in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to do business. In addition, any patent issued to us may provide us with little or no competitive advantage, in which case we may abandon such patent or license it to another entity.

We also intend to own the material trademarks used in connection with the marketing, distribution and sale of all of our products and services in the United States.

Government Regulation

We are not subject to extensive government regulation.  We are required to file for local construction permits (electrical, mechanical, etc.) and utility interconnects and we must make various local and state filings related to environmental emissions.

Employees

We currently have three employees and one consultant.  Edward Miller is also the sole director and executive officer of the company.

Facilities

We presently lease 3,768 square feet of office space located at 555 Theodore Fremd Avenue, Suite C-200, Rye, NY 10580 at a monthly rate of $8,164 which will increase on an annual basis by $314 per month. The lease is effective through February 28, 2017.  We believe our current facilities will be adequate for the near future.

Legal Proceedings

From time to time, we may become subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties may assert intellectual property infringement claims against us in the form of letters and other forms of communication. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on our results of operations, prospects, cash flows, financial position and brand.  Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceeding or proceedings to which we are a party or of which any of our property is subject will have a material adverse effect on our business, results of operations, cash flows or financial condition.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding TMG’s executive officers and directors.

Name	Age	Position
Edward Miller	39	Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Accounting Officer, Treasurer and Director

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Edward Miller, Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Accounting Officer, Treasurer and Director of TMG Energy Corp. and TMG Energy Services Inc., has extensive experience in the New York construction industry. As an owner of The Miller Group, a commercial mechanical and general construction company, he was responsible for ensuring prominent buildings in New York City were constructed under budget and on time. The Miller Group developed a niche specializing in green and LEED building technologies. Specifically, from August, 2008 to March, 2011, Mr. Miller served as the Vice President of Operations of American DG Energy Inc. (NASDAQ: ADGE).  Prior to joining ADGE and from the years 2006 through 2008, Mr. Miller was a consultant specializing in large scale risk analysis and default surveys for some of the largest projects in the world.  In both his home market of New York and abroad Mr. Miller advised surety underwriters as to the best courses of action to get impaired contracts completed and limit cost overruns.  Mr. Miller graduated from Norwalk High School in 1990 as a National Honor Society member, enlisted in the US Navy and went on to graduate first in his class from the US Naval Intelligence Center in Dam Neck, Virginia.  From 1993 through 1996 he served as an Intelligence Specialist to the Naval Special Warfare Command and Special Operations Command.  He is a member of the greater New York Mensa chapter and holds LEED AP (Leadership in Environmental and Energy Design Accredited Professional) credentials.

Employment Agreements

On March 23, 2011, TMG Energy Corp. and Mr. Miller entered into an Employment Agreement for a term of three years with the right to extend the term for a period of one year upon providing notice no later than 60 days prior to the end of the term.  The Employment Agreement provides for an annual salary of $197,000 per year which will be increased to $275,000 upon the execution of contract(s) representing revenue of $2,500,000.  Further, Mr. Miller received an option, as amended and restated, to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.  The employment agreement also provides for standard benefits and the company may terminate such agreement for cause.  Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Notes in this Offering (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue.   Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

Family Relationships

There are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offences;

3.
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Director Independence

We currently do not have any independent directors.  Our board, in the future, intends to appoint independent directors within the meaning of applicable Nasdaq Listing Rules and the rules promulgated by the SEC.

 Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or committees performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee.  However, our new management plans to form an audit, compensation and nominating committee upon expanding its board of directors  The audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and system of internal controls.  We intend that the audit committee will be comprised solely of independent directors and will have an audit committee financial expert as required by the rules and regulations of the SEC.

The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

The nominating committee will be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee will also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  Until these committees are established, these decisions will continue to be made by our board of directors.  Although our board of directors has not yet established any minimum qualifications for director candidates, when considering potential director candidates, our board of directors considers the candidate’s character, judgment, skills and experience in the context of the needs of our Company and our board of directors.

We do not have a charter governing the nominating process.  The members of our board of directors, who perform the functions of a nominating committee, are not independent because they are also our officers.  There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nominations for directors.  Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by shareholders is necessary at this time because, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level

Code of Ethics

Our code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Mr. Miller, the sole director, is also the controlling shareholders of the Company.

Executive Compensation
Summary Compensation Table

						Incentive Plan	Deferred	All Other
						Compensation	Compensation	Compensation
Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Stock Options ($)	($)	Earnings ($)	($)	Total ($)
Edward Miller, CEO and President	2011	$53,422.00	$--	$--	$--	$--	$--	$--	$53,422.00

Employment Agreements

On March 23, 2011, TMG Energy Corp. and Mr. Miller entered into an Employment Agreement for a term of three years with the right to extend the term for a period of one year upon providing notice no later than 60 days prior to the end of the term.  The Employment Agreement provides for an annual salary of $197,000 per year which will be increased to $275,000 upon the execution of contract(s) representing revenue of $2,500,000.  Further, Mr. Miller received an option, as amended and restated, to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.  The employment agreement also provides for standard benefits and the company may terminate such agreement for cause.  Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Notes in this Offering (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue.   Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

2011 Grants of Plan-Based Awards

Except as set forth below, the Company made no plan-based equity and non-equity awards grants to named executives in 2011.

On March 24, 2011, the Company issued an option to Mr. Miller to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.

Outstanding Equity Awards at Fiscal Period End

The Company had no unexercised options, stock that had not vested or equity incentive plan awards for any of our named executive officers as of June 30, 2011.

Option Exercises

During the period ended June 30, 2011 there were no options exercised by our named officers.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our Company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Indemnification of Directors and Officers

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DIRECTOR COMPENSATION

Our directors have not received compensation for rendering services as directors since inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 11, 2011 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Edward Miller (1)	32,000,000	44.2%

All officers and directors as a group (1 person)	32,000,000	44.2%

All officers and directors as a group (1 person)

(1)	Executive officer and/or director of TMG.

(2)
Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) of the Exchange Act, as amended and generally includes voting or investment power with respect to securities. Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.  As the options granted to Mr. Miller are not exercisable within the next 60 days, they are not included in the above table.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.0001 per share and 10,000,000 shares of preferred stock at a par value of $0.0001 per share.  As of November 11, 2011, there are 72,477,000  shares of common stock issued and outstanding and approximately 39 stockholders of record of our common stock.  There are no shares of preferred stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the the Company’s’s articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

The Board of Directors may later determine to issue our preferred stock.  If issued, the preferred stock may be created and issued in one or more series and with such designations, rights, preferences and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock.  If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stockholders would have preferential rights to receive a liquidating distribution for their shares prior to any distribution to common shareholders. Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of our company could be difficult or impossible, thus entrenching our existing management in control of our company indefinitely.

EXPERTS

Our consolidated financial statements at June 30, 2011 and for the period then ended have been audited by RBSM LLP and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Fleming PLLC, 49 Front Street, Suite #206, Rockville Centre, New York 11570.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act with respect to the shares to be sold in this Offering.  This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC.  For further information with respect to our company and the Shares offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.   We are not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the offering of the Shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, we will file quarterly and annual reports and other information with the SEC and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders.  The Registration Statement, such reports and other information may be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N. E., Washington, D. C.  20549.  Copies of such materials, including copies of all or any portion of the Registration Statement, may be obtained from the Public Reference Room of the SEC at prescribed rates.  You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.  Such materials may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

TMG ENERGY CORP.
(A Development Stage Company)

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
TMG Energy Corp.
Rye, New York

We have audited the accompanying consolidated balance sheet of TMG Energy Corp. and its subsidiary (the “Company”), a Development Stage company as of June 30, 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from March 10, 2011 (date of inception) through June 30, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TMG Energy Corp. and its subsidiary as of June 30, 2011 and the consolidated results of its operations and its cash flows for the period from March 10, 2011 (date of inception) through June 30, 2011, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the accompanying consolidated financial statements, the Company is in Development stage, has no revenue, has incurred significant losses since inception, and has a working capital deficiency as of June 30, 2011, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
New York, New York
November 14, 2011

TMG ENERGY CORP. AND SUBSIDIARY
(a Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET
June 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$4,163
Prepaid and other current assets	53,256
Total current assets	57,419

Property and equipment, net	9,215

TOTAL ASSETS	$66,634

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,895
Accrued compensation expense	53,422
Accrued expenses and other current liabilities	141,995
Total current liabilities	201,312

Commitments and contingencies	-

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2011	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 62,252,000 shares issued and outstanding at June 30, 2011	6,225
Additional paid-in capital	118,661
Deficit accumulated during development stage	(259,564)
Total stockholders’ deficit	(134,678)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$66,634

The accompanying notes are an integral part of these consolidated financial statements.

TMG ENERGY CORP. AND SUBSIDIARY
(a Development Stage Enterprise)

CONSOLIDATED STATEMENT OF OPERATIONS
For the period March 10, 2011 (inception) to June 30, 2011

Operating expenses
Selling, general and administrative	$258,416
Depreciation	1,148
259,564

Loss before provision for income taxes	(259,564)

Income taxes	–

Net loss	$(259,564)

Net loss per share - basic and diluted	$(0.01)

Weighted average shares outstanding - basic and diluted	43,588,124

The accompanying notes are an integral part of these consolidated financial statements.

TMG ENERGY CORP. AND SUBSIDIARY
(a Development Stage Enterprise)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the period March 10, 2011 (inception) to June 30, 2011

			Additional	(Deficit) Accumulated
	Common Stock		Paid-In	During Development
	Shares	Amount	Capital	Stage	Total

Balances at March 10, 2011 (Inception)	-	$-	$-	$-	$-
Common stock issued in March 2011 in exchange for services rendered for forming the Company at $0.0001 per share	35,000,000	3,500	-	-	3,500
Common stock issued to consultants in March 2011 in exchange for services rendered at $0.0025 per share	5,000,000	500	12,000	-	12,500
Fair value of warrants issued in March 2011 for services related to debt issuance (prepaid)	-	-	53,256	-	53,256
Sale of common stock in May 2011 at $0.0025 per share	22,252,000	2,225	53,405	-	55,630
Net loss	-	-	-	(259,564)	(259,564)
Balances at June 30, 2011	62,252,000	$6,225	$118,661	$(259,564)	$(134,678)

The accompanying notes are an integral part of these consolidated financial statements.

TMG ENERGY CORP. AND SUBSIDIARY
(a Development Stage Enterprise)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the period March 10, 2011 (inception) to June 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(259,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,148
Common stock issued for services	16,000
Changes in operating assets and liabilities
Increase in accounts payable	5,895
Increase in accrued compensation expense	53,422
Increase in accrued expenses and other current liabilities	141,995
Net cash used in operating activities	(41,104)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,363)
Net cash used in investing activities	(10,363)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	55,630
Net cash provided by financing activities	55,630

Net increase in cash and cash equivalents	4,163
Cash and cash equivalents, at inception	0
Cash and cash equivalents, end of the year	$4,163

Supplemental disclosures of cash flows information:

Non-cash investing and financing activities:
Issuance of common stock for forming the Company	$3,500
Issuance of common stock to consultants	$12,500
Fair value of warrants issued in March 2011 for services related to debt issuance (prepaid)	$53,256

The accompanying notes are an integral part of these consolidated financial statements.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying consolidated financial statements follows:

Business and Basis of Presentation

TMG Energy Corp. (the “TMG Energy Corp.,” the "Company"), was incorporated under the laws of the State of Nevada on March 10, 2011. The Company was formed to develop into an energy savings company that will provide comprehensive energy efficiency and alternative energy solutions by evaluating current systems and then designing and installing efficient systems for the commercial, residential and industrial markets, initially, in the New York Tri-State area. To implement its business plan, significant additional financing will be required and the Company will need to be successful in its efforts to identify and develop its customer base and products.

The Company is in the development stage as defined by Accounting Standards Codification subtopic 915-10 Development Stage Entities (“ASC 915-10”). To date, the Company, has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through June 30, 2011, the Company has accumulated losses of $259,564.

The consolidated financial statements include the accounts of the Company, including TMG Energy Systems Inc., its wholly-owned subsidiary, (formerly known as TMG Energy Services, Inc.) a New York corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company did not generate any revenue for the period March 10, 2011 (inception) through June 30, 2011. The Company will begin recording revenue once it is determined that, (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the Company’s price to the buyer is fixed or determinable; and (4) collectibility of the receivables is reasonably assured.

Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company will consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment is recorded at cost. Depreciation of assets is provided by use of a straight-line method over the estimated useful lives of the related assets. Expenditures for replacements, renewals, and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. As of June 30, 2011, the Company did not lease or own real property, however, the Company incurred approximately $21,000 for temporary office space. Management intends to locate permanent office space in New York for our executive offices.

The Company evaluates the carrying value of items of property and equipment to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  The carrying value of an item of property and equipment is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value.  The Company measures impairment based on the amount by which the carrying value of the respective asset exceeds its fair value.  Fair value will be determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Income Taxes

Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) clarifies the accounting for uncertainty in tax positions and requires that a Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  The adoption of this standard did not have a material impact on the Company's financial position, results of operations, or cash flows.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company will record net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance will be established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

For the period from March 10, 2011 (inception) to June 30, 2011, the Company incurred net operating losses in an amount exceeding the net income. However, no benefit for income taxes has been recorded due to the uncertainty of the realization of this deferred tax asset. At June 30, 2011, the Company had in excess of approximately $250,000 of federal and state net operating losses (“NOL”) allocated to continuing operations available. The net operating loss carry forward, if not utilized, for federal and state will begin to expire in 2031 and 2021, respectively.

Net Income (Loss) per Share

The Company computes earnings per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net earnings (losses) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company's outstanding stock options and warrants (calculated using the treasury stock method). During the period March 10, 2011 (inception) though June 30, 2011, outstanding stock options and warrants was not considered because they would be anti-dilutive, thereby decreasing the net loss per common share.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable, accrued liabilities, and short-term borrowings, as reflected in the balance sheet, approximate fair value because of the short-term maturity of these instruments.  All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Stock Based Compensation

Effective for the year beginning March 10, 2011 (inception), the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”). This requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

As of June 30, 2011, there were 25,000,000 stock options issued with a strike price of $0.0001 per share.

Reliance on Key Personnel and Consultants

The Company had one full-time employee and 3 consultants performing various specialized services as of June 30, 2011. The Company is heavily dependent on the continued active participation of this current executive officer and consultants. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

There were various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

 NOTE 2 – GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements for the period March 10, 2011 (inception) to June 30, 2011, the Company has incurred losses of $259,564.  In addition, as of June 30, 2011, the Company had a working capital deficit of $143,893 and no revenue generating operations. These factors, among others, indicate that the Company may be unable to continue as a going concern.

The Company's existence is dependent upon management's ability to generate and develop business opportunities to generate profitable operations which will resolve its liquidity problems. The accompanying consolidated financial statements do not include any adjustments that may result should the Company be unable to continue as a going concern.

The Company is attempting to obtain financing for its operations. There can be no assurance that the Company will be successful in its effort to secure additional equity financing. If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to successfully maintain operations. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

NOTE 3 – CAPITAL STOCK

Preferred Stock

As set forth in the Company’s Articles of Incorporation, the Company has authorized the issuance of 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of June 30, 2011 no preferred stock is issued and outstanding.

Common stock

As set forth in the Company’s Articles of Incorporation, the Company has authorized this issuance of 500,000,000 shares of common stock, with a par value of $0.0001 per share.

As of June 30, 2011, there were 62,252,000 shares of common stock issued and outstanding.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 3 – CAPITAL STOCK (continued)

Sales / Issuances of Unregistered Securities

On March 14, 2011, the Company issued 22,800,000 shares of common stock to Edward Miller, an executive officer and director of the Company, in connection with his incorporation services provided to the Company.  Mr. Miller subsequently purchased 9,200,000 shares of common stock from a third party consultant in June 2011. Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Convertible Promissory Notes in 2011 (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue. Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

On March 14, 2011, the Company issued 12,200,000 shares of common stock to a third party consultant who subsequently sold 9,200,000 shares to Mr. Miller, our sole executive officer and director, at par value.

On March 24, 2011, the Company issued 4,125,000 shares of common stock valued at $0.0025 per share amounts to $10,312 to Fleming PLLC for assistance with the formation of the Company and general corporate legal services through March 2012.

On March 24, 2011, the Company issued 875,000 shares of common stock valued at $0.0025 per share amounts to $2,188 to Vincent Carrubba for consulting services through March 16, 2012 to assist in providing business development services including reviewing and developing the business plan.

On March 24, 2011, as amended and restated, the Company issued an option to Mr. Miller to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 3 – CAPITAL STOCK (continued)

On March 25, 2011, the Company issued HFP Capital Markets LLC (“HFP”) a common stock purchase warrant to acquire 22,187,500 shares of common stock at an exercise price of $0.0001 per share for a period of ten years on a cashless basis. HFP has agreed to restrict their ability to exercise its warrant and receive shares of our common stock such that the number of shares of the Company common stock held by HFP and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

From March 29, 2011 through May 3, 2011, the Company sold 22,252,000 shares of common stock to 36 accredited investors at an offering price of $0.0025 for gross proceeds of $55,630.  These securities were offered and sold to accredited investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder. The investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

NOTE 4 – OPTIONS AND WARRANTS

Options

Mr. Miller, Chief Executive Officer and Director, received a stock option, which was amended and restated, to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.

The Company had 25,000,000 outstanding options, however, none of these options were vested as of June 30, 2011.

Warrants

The Company engaged HFP Capital Markets, LLC (“HFP”), a broker dealer who is a member of Financial Industry Regulatory Authority, to assist in raising capital. On March 25, 2011, the Company issued HFP a common stock purchase warrant to acquire 22,187,500 shares of common stock at an exercise price of $0.0001 per share for a period of ten years on a cashless basis. HFP has agreed to restrict their ability to exercise its warrant and receive shares of common stock such that the number of shares of the Company common stock held by HFP and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 4 – OPTIONS AND WARRANTS (continued)

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued as of June 30, 2011:

Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise price	Number Exercisable	Warrants Exercisable Weighted Average Exercise Price
$0.0001	22,187,500	9.75	$0.0001	22,187,500	$0.0001

Transactions involving the Company’s warrant issuance are summarized as follows:

Stock Warrants
Weighted
Exercise
Shares	Price

Outstanding at March 10, 2011 (inception)	—	—
Granted	22,187,500	$0.0001
Canceled	—	—
Expired	—	—
Exercised	—	—
Outstanding at June 30, 2011	22,187,500	$0.0001

The fair value of the issued warrants was $53,256 and was determined using the Black-Scholes Option Pricing Model based on the following assumptions:

Significant assumptions:
Risk-free interest rate at grant date		0.26%
Expected stock price volatility	70	70%
Expected dividend payout		—
Expected warrant life-years (a)		1

_____________________
(a)           The expected warrant life is based on expected exercise timeframe.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 5 - CONTINGENCIES

Employment agreement

On March 23, 2011, the Company and Mr. Edward Miller, Chief Executive Officer and Director, entered into an Employment Agreement for a term of three years with the right to extend the term for a period of one year upon providing notice no later than 60 days prior to the end of the term. The Employment Agreement provides for an annual salary of $197,000 per year which will be increased to $275,000 upon the execution of contract(s) representing revenue of $2,500,000. Mr. Miller also received a stock option, which was amended and restated, to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years (See NOTE 4). The employment agreement also provides for standard benefits and the Company may terminate such agreement for cause.

Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Convertible Promissory Notes in 2011 (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation  in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue.

Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

Consulting agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business. Management is currently not aware of any such legal proceedings that they believe will have, individually or in the aggregate, a material adverse affect on the business, financial condition or operating results.

NOTE 6 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and tax purposes. Significant components of the Company’s deferred tax assets as of June 30, 2011 are as follows:

2011
Deferred tax assets:
Net operating losses	$101,250
Total gross deferred tax assets	101,250
Less valuation allowance	(101,250)
Net deferred tax asset	$0

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 6 – INCOME TAXES (continued)

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. At June 30, 2011, the Company has available net operating loss carry forwards of approximately $250,000 for federal and state income tax purposes. The net operating losses will expire through 2031 and 2021 for federal and state income tax purposes, respectively. The ultimate realization of the net operating losses may be limited if an ownership change occurs under Internal Revenue Code section 382. The Company has fully reserved the tax benefit of the temporary differences as the likelihood of realization of the benefit cannot be established.

For the period ended June 30, 2011, the provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to (loss) before provision for income taxes as follows:

2011
Computed expected federal tax benefits	$88,250
Permanent difference	—
State and local income taxes, net of federal benefit	13,000
Change in valuation reserve	(101,250)
Provision for income taxes	$-0-

NOTE 7 – SUBSEQUENT EVENTS

On August 1, 2011, the Company and Bradley Michaelis, its Vice President Engineering, Research and Development, entered into an employment agreement with an annual salary of $130,000 which includes a bonus plan and stock grants upon reaching certain milestones.

On August 1, 2011, the Company and Jessica Miller (no relation to the Chief Executive Officer), its Office Manager, entered into an employment agreement with an annual salary of $65,000 which includes a bonus plan and stock grants upon reaching certain milestones.

On August 23, 2011, the Company established its corporate headquarters in Rye, New York. The lease commenced on September 27, 2011 and has a term through February 28, 2017. The base rent charge will approximate $8,200 a month and escalate to $9,700 a month by the end of the lease.

TMG ENERGY CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 7 – SUBSEQUENT EVENTS (continued)

From August 9, 2011 through October 31, 2011, the Company issued to 23 accredited investors an aggregate of $1,000,000 in 10% Convertible Promissory Notes (the “Notes”). Each Note is convertible, at any time at the option of the holder, into shares of common stock at an initial conversion price of $0.051 per share (the “Conversion Price”); provided, however, if the  volume weighted average price is greater than $0.075 (the “VWAP”) during any ten (10) day Trading Days (as defined below), as reported on Bloomberg, L.P., or any third party quotation service, during the period commencing on the effective date of the Form S-1 Registration Statement covering the shares of Common Stock issuable upon Conversion of the Notes (the “Effective Date”) through the three (3) month anniversary of the Effective Date, then the Conversion Price shall be reset whereby it will equal the VWAP multiplied by .75 (the “Reset Conversion Price”). In no event shall the Reset Conversion Price be less than the Conversion Price or greater than $0.20. In the event that the Conversion Shares are registered for resale on a registration statement or may be resold in accordance with Rule 144 and the market price for the shares of Common Stock is in excess of $0.75 for a period of ten Trading Days and the average daily volume for the same period exceeds 100,000 shares per day, then the Notes will be automatically converted into shares of Common Stock of the Company. The Notes bear interest at 10% per annum and mature 18 months from the date of issuance (the “Maturity Date”). Interest shall be payable in full in cash on the Maturity Date unless converted earlier. The Notes were offered and sold to the accredited investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. Each of the investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

In addition, HFP Capital Markets LLC received seven and one half percent (7.5%) of the Offering, or $75,000 based on the sale of $1,000,000 in Notes for their efforts raising the capital and $1,500 was paid out of the proceeds for escrow fees.

On November 9, 2011, HFP provided the Company with four separate exercise notices of an aggregate of 10,225,000 shares of common stock.  Following each exercise, HFP assigned the shares to four employees.  In addition, HFP assigned a portion of the warrant to acquire 12,500,000 shares of common stock to three employees.  HFP continues to hold a warrant to acquire 187,500 shares of common stock

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$209.72
Printing and engraving expenses	5,000.00	*
Legal fees and expenses	5,000.00	*
Accounting fees and expenses	50,000.00	*
Miscellaneous expenses	10,000.00	*
	$70,209.72	*
*  Estimated.

The Company has agreed to bear expenses incurred by the selling shareholders that relate to the registration of the shares of common stock being offered and sold by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation’s articles of incorporation, a director is not liable to a corporation, its shareholders or creditors for damages unless the director’s action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of TMG and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful.  TMG may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity.  Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the shareholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

The following issuances were made by TMG Energy Corp:

On March 14, 2011, the Company issued 22,800,000 shares of common stock to Edward Miller, an executive officer and director of the Company, in connection with his incorporation services provided to the Company.  Mr. Miller subsequently acquired 9,200,000 shares of common stock from a third party consultant in June 2011.    Further, Mr. Miller entered into a side letter agreement with the Company whereby, Mr. Miller agreed that in the event the Company closes in excess of $750,000 in Notes in this Offering (the “Trigger Offering”), Mr. Miller, will, on the 120th day following closing of the Trigger Offering, return 11,400,000 shares to the Company for cancellation in the event the Company has not entered contract(s) representing a minimum of $2,500,000 in revenue.  Further, Mr. Miller has also agreed to return (i) 3,066,667 shares of common stock to the Company in the event that the Company does not generate in excess of $4,000,000 in revenue during the year ended September 30, 2012, (ii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $750,000 in EBITDA during the year ended September 30, 2013 and (iii) 3,066,666 shares of common stock to the Company in the event that the Company does not generate in excess of $1,750,000 in EBITDA and $20,000,000 in revenue during the year ended September 30, 2014.

On March 14, 2011, the Company issued 12,200,000 shares of common stock to a third party consultant (the “Consultant”).  The Consultant subsequently sold 9,200,000 to Mr. Miller, our sole executive officer and director.

On March 24, 2011, the Company issued 4,125,000 shares of common stock valued at $0.0025 per share amounts to $10,312 to Fleming PLLC for corporate legal services.

On March 24, 2011, the Company issued 875,000 shares of common stock valued at $0.0025 per shares amounts to $2,188 to Vincent Carrubba for consulting services.

On March 24, 2011, the Company issued an option to Mr. Miller to acquire an aggregate of 25,000,000 shares of common stock at $.0001 per share for a period of ten years.  The vesting schedule for the option is as follows: (i) 5,000,000 shares in the event that the Company generates in excess of $3,000,000 in revenue during the year ended June 30, 2012,  (ii) 10,000,000 shares of common stock in the event that the Company generates in excess of $750,000 in EBITDA during the year ended June 30, 2013 and (iii) 10,000,000 shares of common stock in the event that the Company generates in excess of $1,750,000 in EBITDA during the year ended June 30, 2014.

On March 25, 2011, the Company issued HFP Capital Markets LLC (“HFP”) a common stock purchase warrant to acquire 22,187,500 shares of common stock at an exercise price of $0.0001 per share for a period of ten years on a cashless basis.   HFP has agreed to restrict their ability to exercise its warrant and receive shares of our common stock such that the number of shares of the Company common stock held by HFP and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

From March 29, 2011 through May 3, 2011, the Company sold 22,252,000 shares of common stock to 36 accredited investors for gross proceeds of $55,630.  A portion of the investors that participated in this private placement offering are affiliated with HFP in that they are management, employees or family members of management or employees.

From August 9, 2011 through October 31, 2011, we issued to 23 accredited investors an aggregate of $1,000,000 in 10% Convertible Promissory Notes (the “Notes”). Each Note is convertible, at any time at the option of the holder, into shares  of common stock at an initial conversion price of $0.051 per share (the “Conversion Price”); provided, however, if the  volume weighted average price is greater than $0.075 (the “VWAP”) during any ten (10) day Trading Days (as defined below), as reported on Bloomberg, L.P., or any third party quotation service, during the period commencing on the effective date of the Form S-1 Registration Statement covering the shares of Common Stock issuable upon Conversion of the Notes (the “Effective Date”) through the three (3) month anniversary of the Effective Date, then the Conversion Price shall be reset whereby it will equal the VWAP multiplied by .75 (the “Reset Conversion Price”).  In no event shall the Reset Conversion Price be less than the Conversion Price or greater than $0.20. In the event that the Conversion Shares are registered for resale on a registration statement or may be resold in accordance with Rule 144 and the market price for the shares of Common Stock is in excess of $0.75 for a period of ten Trading Days and the average daily volume for the same period exceeds 100,000 shares per day, then the Notes will be automatically converted into shares of Common Stock of the Company. The Notes bear interest at 10% per annum and mature 18 months from the date of issuance (the “Maturity Date”). Interest shall be payable in full in cash on the Maturity Date unless converted earlier.  The note holders have contractually agreed to restrict their ability to convert the Notes and receive shares of common stock such that the number of shares of common stock may not exceed 4.99% of the outstanding shares of common stock of our company.  The Notes were offered and sold to the accredited investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated thereunder. Each of the investors are accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.  In addition, HFP received seven and one half percent (7.5%) of the Offering, or $75,000 based on the sale of $1,000,000 in Notes.

On November 9, 2011, HFP provided the Company with four separate exercise notices of an aggregate of 10,225,000 shares of common stock.  Following each exercise, HFP assigned the shares to four employees.  In addition, HFP assigned a portion of the warrant to acquire 12,500,000 shares of common stock to three employees.  HFP continues to hold a warrant to acquire 187,500 shares of common stock.

The issuance of the foregoing securities in each of the transactions described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities (and shares issued upon exercise of the unregistered warrants will) bear legends to that effect.

The issuance of the foregoing securities in each of the transactions described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities (and shares issued upon exercise of the unregistered warrants will) bear legends to that effect.

ITEM 16. EXHIBITS
EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation
3.2	Bylaws
4.1	Form of 10% Convertible Promissory Notes
4.2	Amended and Restated Stock Option Agreement, dated June 6, 2011, by and Between TMG Energy Corp. and Edward Miller
4.3	Common Stock Purchase Warrant issued to HFP Capital Markets LLC
5.1	Opinion of Fleming PLLC
10.1	Employment Agreement, dated March 24, 2011, by and between TMG Energy Corp. and Edward Miller
14.1	Code of Ethics of TMG Energy Corp.
21.1	List of Subsidiaries
23.1	Consent of Fleming PLLC (included in Exhibit 5.1)
23.1	Consent of RBSM LLP

ITEM 17.  UNDERTAKINGS.

The undersigned company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TMG pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York on this 14th  day of November 2011.

TMG ENERGY CORP.

By:	/s/ Edward Miller
Edward Miller, Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Accounting Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Miller
Chief Executive Officer, President, Secretary, Chief Financial Officer, Chief Accounting Officer, Treasurer and Director (Principal Executive, Financial and Accounting Officer)(Principal Executive Officer)
November 14, 2011
Edward Miller